Exhibit 99.1

For Immediate Release	Contact:	AlexanderV. Lagerborg
727-450-8000
727-723-0444 (Fax)
investor.relations@CRYO-CELL.com

CRYO-CELL INTERNATIONAL, INC. REPORTS RESULTS

FOR THIRD QUARTER OF FISCAL 2003

Company Reports Continued Progress On Business Goals

Clearwater, FL – October 14, 2003 – CRYO-CELL International, Inc. (OTC Bulletin Board: CCEL) (the “Company”) today announced consolidated revenues of $2,028,000 for the third quarter ended August 31, 2003, compared to $1,877,000 for the same quarter during 2002. The Company reported a consolidated net loss of $889,000, or $0.08 per share, for the third quarter of 2003, compared to a net loss of $1,157,000, or $0.10 per share, in third quarter 2002.

Revenues for the 2003 quarter increased 8% over the 2002 period. The increase resulted from an increase in recurring annual storage fee revenues and supplemented by a price increase on the U-CordTM program enrollment, processing, and testing fee (“Initial Fee”). The price increase was effective May 5, 2003 and began to have a positive impact on revenues and gross profit during the fiscal 2003 third quarter. On September 3rd, after the close of fiscal third quarter, the Company implemented an additional price increase for the Initial Fee, which is expected to have a positive impact on fourth quarter results.

Net loss decreased from the level in the 2002 period, despite an increase of $367,000 in marketing, general and administrative expense in the 2003 quarter. The increase in these expenses resulted mainly from increased accounting and legal fees, associated with the Company’s current litigation issues. The Company cannot provide assurance that legal fees will be reduced in the foreseeable future. The increase was partially offset by reductions in salaries, wages, consulting fees and operating expenses of the Company’s subsidiary, Stem Cell Preservation Technologies, Inc. (SCPT). The net loss in the 2002 period included $400,000 in charges related to impairment of assets. During the third quarter 2002 management reviewed its long-lived assets and determined that certain equipment was not being fully utilized and would not be utilized in the foreseeable future and had suffered permanent impairment in value.

Revenues for the nine months ended August 31, 2003 were $5,091,000 as compared to $4,932,000 for the same period in 2002 representing a 3% increase. Net loss increased to $3,122,000 for the nine-month period in 2003 compared to $1,785,000 in the 2002 period. The increased loss for the nine-month period resulted principally from an increase in marketing, general and administrative expenses, from $4,046,000 in the 2002 period to $5,414,000 in the

2003 period. This increase resulted mainly from an increase of legal fees of $912,000, principally attributable to litigation involving the Company, and increased expenses of SCPT of $165,000 related to start-up expenses.

“As presented at our annual shareholders meeting in August, CRYO-CELL’s core business is strong with a growing base of clients and recurring revenue,” said Mercedes Walton, CRYO-CELL’s Chairman and interim Chief Executive Officer. “The Company continues to work through a very difficult transition stage, including several legal actions and other issues involving assets outside the core business. Third quarter work force reductions combined with increased pricing and re-positioning of our U-Cord preservation service are beginning to positively impact the Company’s earnings. We are confident that progress is well underway to fulfill strategic priorities previously outlined.

Notwithstanding this progress, CRYO-CELL continues to incur losses. Legal fees related to patent, shareholder and license litigation along with charges associated with non-core assets have contributed heavily to CRYO-CELL’s losses in recent periods. As a result, the Company’s financial performance clearly presents opportunities for significant improvement. We believe that the strategic plan crafted earlier this year by our restructured Board of Directors is sound and achievable. As CRYO-CELL makes progress in stemming losses beyond our core business, we expect to deliver accelerated improvement in the Company’s financial results in the coming months.”

About CRYO-CELL International, Inc.

Based in Clearwater, Florida, CRYO-CELL is the world’s largest U-CordTM stem cell banking firm, offering high-quality cord blood preservation exclusively for the benefit of newborn babies and possibly other members of their family. CRYO-CELL is accredited by the American Association of Blood Banks (AABB).

CRYO-CELL is a publicly traded company. OTC Bulletin Board Symbol … CCEL. Expectant parents or healthcare professionals may call 1-800-STOR-CELL (1-800-786-7235) or visit www.cryo-cell.com.

Forward Looking Statement

Statements wherein the terms “believes”, “intends”, “projects” or “expects” as used are intended to reflect “forward looking statements” of the Company. The information contained herein is subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward looking statements or paragraphs. Readers should carefully review the risk factors described in other documents the Company files from time to time with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-KSB, Quarterly Reports on Form 10-QSB and any Current Reports on Form 8-K filed by the Company.

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